Exhibit 99.1

Arrow Electronics Acquires Intechra

-- Expansion of IT asset disposition services portfolio --

MELVILLE, N.Y.--(BUSINESS WIRE)--November 23, 2010--Arrow Electronics, Inc. (NYSE: ARW) announced that it has signed a definitive agreement pursuant to which Arrow will acquire all of the assets and operations of Intechra, a leading information technology asset disposition (“ITAD”) company.

Intechra offers comprehensive, proven, end-to-end IT asset disposition services. The company’s services include legislative compliance, data security and destruction, risk management, redeployment, remarketing, lease return, logistics management, and environmentally responsible recycling of all types of information technology. With sales offices and processing centers in strategic locations throughout the United States and a global network of partnerships, Intechra provides fully customized ITAD services to many Fortune 1000 customers throughout the world.

“Intechra serves as a continuation of our strategy to provide comprehensive services across the entire product lifecycle for our suppliers and customers,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics, Inc.

Intechra is headquartered in Jackson, MS, and has approximately 300 employees. Total sales were approximately $75 million for the most recent fiscal year. The transaction is expected to be $.03-$.05 per share accretive to earnings in the first full year of operations. The transaction is subject to customary regulatory approval and is expected to close by the end of December.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications